Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2012 RESULTS

KAPALUA, Hawaii, May 2, 2012 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $244,000, or $(0.01) per share, for the first quarter of 2012, compared to net income of $12.4 million, or $0.67 per share for the first quarter of 2011.  The Company reported revenues of $5.3 million and $3.8 million during the first quarters of 2012 and 2011, respectively.

Included in the first quarter of 2012 was a $1.4 million gain recognized from the sale of a real estate parcel in Upcountry Maui.  Included in the first quarter of 2011 was a $15.1 million gain recognized from the 2010 sale of the Kapalua Bay Course.

“Our first quarter results reflect our continuing efforts to streamline our operations and reduce our ongoing cash burn.  Our team remains focused on building shareholder value by resolving our legacy issues and developing and managing our Maui lands,” said Tim Esaki, Chief Financial Officer.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 1st quarter 2012 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$1,500	$—
Commissions	319	293
Leasing	1,502	1,347
Utilities	829	786
Resort amenities and other	1,160	1,419
Total Operating Revenues	5,310	3,845

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	149	—
Other	443	266
Leasing	679	695
Utilities	624	613
Resort amenities and other	1,097	1,479
Selling and marketing	62	254
General and administrative	1,052	2,945
Gain on asset dispositions	(203)	(1,363)
Depreciation	734	986
Pension and other postretirement expense	266	313
Total Operating Costs and Expenses	4,903	6,188

Operating Income (Loss)	407	(2,343)
Interest expense, net	(634)	(671)
Loss from Continuing Operations, net of income taxes of $0	(227)	(3,014)
Income (Loss) from Discontinued Operations, net of income taxes of $0	(17)	15,439
NET INCOME (LOSS)	$(244)	$12,425
Pension, net of income taxes of $0	185	216
COMPREHENSIVE INCOME (LOSS)	$(59)	$12,641

NET INCOME (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$(0.01)	$(0.16)
Discontinued Operations	—	0.83
Net Income (Loss)	$(0.01)	$0.67